Exhibit 10.10

KUEHG Corp.

650 NE Holladay, Suite 1400

Portland, OR 97232

January 8, 2016

Mr. Adrian Bellamy

Re:	KUEHG Corp. Board of Directors

Dear Adrian:

I am very pleased to confirm our offer to you to join the Board of Directors (“Board”) of KUEHG Corp. (“Company”). We are all very enthusiastic about you joining the Board. This letter summarizes certain aspects of how we operate as a Board and your role and compensation as a director. Please feel free to call or email me if you have any questions.

1.    Election Date. As we have discussed, our next Board meeting we would expect you to attend is scheduled for March 3, 2016, and we will formally elect you to the Board at that meeting.

2.    Meetings. We typically hold Board meetings five times per year, but we may meet more or less frequently as the Board deems appropriate. We attempt to schedule our Board meetings as far in advance as possible. I have provided you with our 2016 Board meeting dates, and future meeting dates will be coordinated with the Board as needed. We ask that you make every effort to attend Board meetings in person (unless the meeting is scheduled as a telephonic or video-conferenced meeting). Our meetings are often held at our offices in Portland, but we may occasionally meet at other locations, including New York City. Board meetings typically are scheduled for 5-6 hours. If you are asked and agree to serve on any Board committee, the committee meeting schedule and frequency will be determined by the committee.

3.    Conference Calls and Written Consents. In addition to Board meetings, we may occasionally have informal meetings with members of the Board and conference calls, typically between regular in-person meeting dates, to keep the Directors up to speed on current developments in the business. In addition, we occasionally take Board action by written consent (which may be by email) when time sensitive governance matters arise or quick Board action is necessary, and we ask that you be responsive in those circumstances.

Mr. Adrian Bellamy

January 8, 2016

4.    Cash Stipend. In connection with your service on the Board you will be entitled to an annual cash stipend of $100,000.00, which will be paid to you quarterly.

5.    Expense Reimbursement. The Company will pay reasonable travel and other out-of-pocket expenses incurred by you in attending Board and committee meetings in accordance with our normal expense reimbursement policies.

6.    Equity Compensation. Subject to approval by the Board, you will be granted 402,751 profit interest units in KUEHG Corp’s parent, KC Parent, LLC. As more fully described in the materials we will give you, your units will be equally divided among three classes—B-1, B-2, and B-3 classes. The units will have a strike price equal to the fair market value of the units on the date of grant as determined by the Board. The B-1 units will vest equally over four years from the date you join the Board. The B-2 and B-3 units vest based on the Company’s performance in a qualifying transaction. The units will be subject to all the terms and conditions of the KC Parent, LLC, Equity Incentive Plan and will be evidenced by an Incentive Unit Grant Agreement to be provided to you (along with a copy of the plan) promptly after your grant is approved.

7.    No Conflicting Obligations. You represent and warrant that your service on the Board, and your fulfillment of your fiduciary duties as a Director, will not violate or conflict with any obligation you may have to a current or previous employer, or any other entity with which you have a relationship as a board member, service provider or otherwise.

8.    Nondisclosure, Nonsolicitation and Noncompetition. During and at all times following your service on the Board, you agree to keep in confidence and not disclose to any third party any portion of the confidential and proprietary information of the Company (or our partners) that is disclosed to you in the course of your role as a Board member. You agree not to use any such confidential information for any purpose other than in furtherance of your duties as a Board member. The Company will own all such confidential information and associated intellectual property rights. (These nondisclosure and non-use provisions will not apply to information that is previously known to you at the time of disclosure without obligation to maintain confidentially, enters the public domain through no fault of you, or is required to be disclosed by court order.) In addition, as long as you remain on the Board and for a period of 12 months thereafter, you agree (a) not to recruit or hire any Company employee to work for any company for which you are an employee, consultant, advisor, officer, director or investor, (b) not to solicit any customer of Company to cease or diminish its relationship with Company, and (c) not to provide services as an employee, consultant, advisor, officer or director for any other company that is an actual or potential competitor of Company as reasonably determined by the Board.

9.    Fiduciary Duties. You acknowledge and agree that you will use your best efforts to fulfill your fiduciary duties as a corporate director under applicable Delaware law, including the duty of care, duty of loyalty, duty of candor and duty of good faith. If you have any questions about those duties, please let me know.

Mr. Adrian Bellamy

January 8, 2016

10.    Indemnification Agreement. If you decide to join the Board, the Company will provide you with its standard form of indemnification agreement entered into with each of its outside directors, a copy of which is attached.

11.    Election and Removal. You understand that you will be serving on the Board at the discretion of the stockholders and that you may be removed from the Board at any time, with or without cause, upon the requisite Board or stockholder approval as required under Delaware law and the applicable terms of our charter documents. Neither this offer nor your election to the Board is a guarantee of continued Board service for any particular period of time.

12.    General. This letter is governed by the laws of the State of Delaware and supersedes any prior representations or agreements regarding the subject matter of this letter, whether written or oral. This letter may not be amended and no term hereof may be waived without the written consent of both parties.

We are looking forward to you joining the Board and contributing to Company’s future success. To indicate your acceptance of this offer and your agreement to the terms above, please sign and date this letter in the space provided below and return it to me.

Sincerely,

John T. Wyatt

Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Adrian Bellamy
ADRIAN BELLAMY

Date: January 8, 2016